                                                                  Exhibit 99.3


            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................     2
Consolidated Statement of Operations, for the years ended
  December 28, 2001, December 29, 2000 and December 31,
  1999......................................................     3
Consolidated Statement of Cash Flows, for the years ended
  December 28, 2001, December 29, 2000 and December 31,
  1999......................................................     4
Consolidated Statement of Financial Position as of December
  28, 2001 and December 29, 2000............................     5
Consolidated Statement of Members' Deficit, for the
  years ended December 28, 2001, December 29, 2000 and
  December 31, 1999.........................................     6
Notes to Consolidated Financial Statements, for the years
  ended December 28, 2001, December 29, 2000 and December
  31, 1999..................................................  7-30

                       REPORT OF INDEPENDENT ACCOUNTANTS

To Board of Managers
of American Commercial Lines Holdings LLC and Subsidiaries:

     In our opinion, based on our audits and the reports of other auditors, the accompanying consolidated statements of financial position and the related consolidated statements of operations, members' deficit and cash flows present fairly, in all material respects, the financial position of American Commercial Lines Holdings LLC and its subsidiaries (the "Company") at December 28, 2001 and December 29, 2000, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 28, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of UABL Limited (UABL), a 50% owned subsidiary, for 2001, which statements reflect 7% of consolidated total assets as of December 28, 2001, and 27% of consolidated net loss for the fiscal year ended December 28, 2001. We also did not audit the financial statements of Global Material Services LLC (GMS), a 50% owned subsidiary, for 1999, which statements reflect 1% of consolidated total assets as of December 31, 1999, and 45% of consolidated net earnings for the fiscal year ended December 31, 1999. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for UABL and GMS, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a substantial loss during 2001. As discussed in Note 4 to the consolidated financial statements, subsequent to December 28, 2001 American Commercial Lines LLC (ACL), a wholly-owned subsidiary of ACL Holdings, defaulted on its Senior Notes and Senior Credit Facilities and has determined that it is not likely that it will be able to meet the covenant requirements included in the Senior Credit Facilities agreement for 2002. Accordingly, the outstanding debt has been classified as current in the consolidated statement of financial position at December 28, 2001. The above facts raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As discussed in Note 1 to the consolidated financial statements, during the fourth quarter of 2001 the Company prospectively increased its estimate of the useful life of towboats, which reduced the loss before extraordinary items and the net loss by $1.1 million for the fiscal year ended December 28, 2001.

                                          PRICEWATERHOUSECOOPERS LLP

Louisville, Kentucky

April 19, 2002

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                      FISCAL YEARS ENDED
                                                          ------------------------------------------
                                                          DECEMBER 28,   DECEMBER 29,   DECEMBER 31,
                                                              2001           2000           1999
                                                          ------------   ------------   ------------
                                                                    (DOLLARS IN THOUSANDS)
OPERATING REVENUE
  Revenue...............................................    $729,692       $771,749       $739,136
  Revenue from related parties..........................      58,809          2,089             --
                                                            --------       --------       --------
                                                             788,501        773,838        739,136
OPERATING EXPENSE
  Materials, Supplies and Other.........................     341,606        334,872        306,763
  Rent..................................................      56,711         49,463         43,978
  Labor and Fringe Benefits.............................     166,041        163,251        182,225
  Fuel..................................................      93,560         88,094         53,307
  Depreciation and Amortization.........................      55,497         56,014         51,222
  (Gain) Loss on Property Dispositions, Net.............     (16,498)        (1,686)           384
  Taxes, Other Than Income Taxes........................      26,223         27,522         26,665
                                                            --------       --------       --------
                                                             723,140        717,530        664,544
                                                            --------       --------       --------
OPERATING INCOME........................................      65,361         56,308         74,592
OTHER EXPENSE (INCOME)
  Interest Expense......................................      70,932         70,813         71,275
  Other, Net............................................        (591)         1,050         (3,048)
  Gain on Sale of Watercom..............................          --        (11,418)            --
                                                            --------       --------       --------
                                                              70,341         60,445         68,227
                                                            --------       --------       --------
(LOSS) EARNINGS BEFORE INCOME TAXES, EXTRAORDINARY ITEM
  AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE............      (4,980)        (4,137)         6,365
INCOME TAXES............................................         118          4,263          1,658
                                                            --------       --------       --------
(LOSS) EARNINGS BEFORE EXTRAORDINARY ITEM
  AND CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE................................................      (5,098)        (8,400)         4,707
EXTRAORDINARY ITEM -- GAIN/(LOSS) ON EARLY
  EXTINGUISHMENT OF DEBT................................       1,885           (734)            --
CUMULATIVE EFFECT OF ACCOUNTING CHANGE..................        (490)            --         (1,737)
                                                            --------       --------       --------
NET (LOSS) EARNINGS.....................................      (3,703)        (9,134)         2,970
PREFERRED MEMBERS' INTEREST ACCRETION...................     (30,899)       (27,832)       (25,070)
                                                            --------       --------       --------
NET LOSS APPLICABLE TO COMMON MEMBERS' INTEREST.........    $(34,602)      $(36,966)      $(22,100)
                                                            ========       ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                      FISCAL YEARS ENDED
                                                          ------------------------------------------
                                                          DECEMBER 28,   DECEMBER 29,   DECEMBER 31,
                                                              2001           2000           1999
                                                          ------------   ------------   ------------
                                                                    (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
  Net (Loss) Earnings...................................    $ (3,703)      $ (9,134)      $  2,970
  Adjustments to Reconcile Net (Loss) Earnings to Net
     Cash Provided by (Used in) Operating Activities:
     Depreciation and Amortization......................      59,910         59,076         54,039
     Impairment of Barges...............................          --          3,865            230
     Gain on Property Dispositions......................     (16,498)        (1,686)           384
     Gain on Sale of Watercom...........................          --        (11,418)            --
     Proceeds from the Initial Sale of Accounts
       Receivable.......................................          --             --         50,000
     Other Operating Activities.........................      (3,852)        (6,580)         1,684
     Changes in Operating Assets and Liabilities:
       Accounts Receivable..............................     (12,010)        (2,547)         5,146
       Materials and Supplies...........................      (1,384)        13,890         (3,287)
       Accrued Interest.................................         413         10,557        (14,834)
       Other Current Assets.............................      (4,998)        (3,715)        (2,136)
       Other Current Liabilities........................       6,710        (21,526)           406
                                                            --------       --------       --------
       Net Cash Provided by Operating Activities........      24,588         30,782         94,602
INVESTING ACTIVITIES
  Property Additions....................................     (19,772)       (30,554)       (55,880)
  Purchase of Barging Assets............................          --        (31,500)            --
  Investment in Vessel Leasing LLC......................      (6,808)            --             --
  Proceeds from Property Dispositions...................      23,918          4,089          2,133
  Proceeds from Sale of Terminals.......................       7,818             --             --
  Proceeds from Property Condemnation...................       2,730             --             --
  Proceeds from Sale of Watercom........................          --         13,600             --
  Proceeds from Sale of Restricted Investments..........          --         25,288             --
  Other Investing Activities............................      (4,594)        (5,115)        (5,409)
                                                            --------       --------       --------
       Net Cash Provided by (Used in) Investing
          Activities....................................       3,292        (24,192)       (59,156)
FINANCING ACTIVITIES
  Short-Term Borrowings.................................      17,250         66,750             --
  Member Distribution...................................          --             --           (541)
  Long-Term Debt Repaid.................................     (47,937)       (54,752)       (53,046)
  Outstanding Checks Net of Deposits....................      (6,670)        10,075          1,029
  Debt Costs............................................      (3,463)            --             --
  Other Financing.......................................         625             64         (1,403)
                                                            --------       --------       --------
       Net Cash (Used in) Provided by Financing
          Activities....................................     (40,195)        22,137        (53,961)
Net (Decrease) Increase in Cash and Cash Equivalents....     (12,315)        28,727        (18,515)
Cash and Cash Equivalents at Beginning of Period........      59,568         30,841         49,356
                                                            --------       --------       --------
       Cash and Cash Equivalents at End of Period.......    $ 47,253       $ 59,568       $ 30,841
                                                            ========       ========       ========
Supplemental Cash Flow Information:
  Interest Paid.........................................    $ 65,504       $ 57,107       $ 84,084
  Income Taxes Paid.....................................       1,175          5,685          3,987

   The accompanying notes are an integral part of the consolidated financial statements.

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                                                              DECEMBER 28,   DECEMBER 29,
                                                                  2001           2000
                                                              ------------   ------------
                                                                (DOLLARS IN THOUSANDS)
                                         ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents.................................   $  47,253      $  59,568
  Accounts Receivable, Net..................................      41,383         40,717
  Account Receivable -- Related Parties.....................      13,402          2,111
  Materials and Supplies....................................      31,335         29,773
  Other Current Assets......................................      29,633         23,660
                                                               ---------      ---------
     Total Current Assets...................................     163,006        155,829
PROPERTIES-Net..............................................     464,133        509,443
PENSION ASSET...............................................      26,067         24,512
OTHER ASSETS................................................     104,730         97,754
                                                               ---------      ---------
          Total Assets......................................   $ 757,936      $ 787,538
                                                               =========      =========

                                       LIABILITIES
CURRENT LIABILITIES
  Accounts Payable..........................................   $  29,737      $  29,730
  Accrued Payroll and Fringe Benefits.......................      17,206         14,003
  Deferred Revenue..........................................      11,890         12,011
  Accrued Claims and Insurance Premiums.....................      24,200         21,047
  Accrued Interest..........................................      18,659         18,246
  Short-Term Debt...........................................      84,000         66,750
  Current Portion of Long-Term Debt.........................     608,519         44,579
  Other Current Liabilities.................................      42,072         55,360
  Other Current Liabilities -- Related Parties..............       8,397          1,457
                                                               ---------      ---------
          Total Current Liabilities.........................     844,680        263,183
LONG-TERM DEBT..............................................          --        613,476
PENSION LIABILITY...........................................      18,907         21,389
OTHER LONG-TERM LIABILITIES.................................      37,292         29,149
                                                               ---------      ---------
          Total Liabilities.................................     900,879        927,197
                                                               ---------      ---------

PREFERRED MEMBERS' INTEREST; MANDATORY REDEMPTION VALUE OF
  $1,037,230................................................     311,292        280,393
                                                               ---------      ---------

                                    MEMBERS' DEFICIT
Common Members' Interest....................................       4,463          4,463
Other Capital...............................................      70,899         99,017
Retained Deficit............................................    (527,740)      (523,048)
Accumulated Other Comprehensive Loss........................      (1,857)          (484)
                                                               ---------      ---------
          Total Members' Deficit............................    (454,235)      (420,052)
                                                               ---------      ---------
          Total Liabilities, Preferred Members' Interest and
            Members' Deficit................................   $ 757,936      $ 787,538
                                                               =========      =========

   The accompanying notes are an integral part of the consolidated financial statements.

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

                   CONSOLIDATED STATEMENT OF MEMBERS' DEFICIT

                                                                           ACCUMULATED
                                        COMMON               RETAINED         OTHER
                                       MEMBERS'    OTHER     EARNINGS     COMPREHENSIVE
                                       INTEREST   CAPITAL    (DEFICIT)   EARNINGS (LOSS)     TOTAL
                                       --------   --------   ---------   ---------------   ---------
                                                          (DOLLARS IN THOUSANDS)
Balance at December 25, 1998.........  $  4,436   $149,171   $(511,493)      $    --       $(357,886)
Comprehensive Income:
  Net earnings.......................        --         --       2,970                         2,970
  Foreign Currency Translation.......        --                     --          (337)           (337)
                                       --------   --------   ---------       -------       ---------
          Total Comprehensive
            Income...................        --                  2,970          (337)          2,633
Contribution of capital by CSX.......        --      1,054          --            --           1,054
Other................................        --         --      (4,850)           --          (4,850)
Issuance of membership interests.....        27         --          --            --              27
Cash distribution to partners........        --         --        (541)           --            (541)
Preferred members' interest
  accretion..........................        --    (25,070)         --            --         (25,070)
                                       --------   --------   ---------       -------       ---------
Balance at December 31, 1999.........     4,463    125,155    (513,914)         (337)       (384,633)
Comprehensive Loss:
  Net loss...........................        --         --      (9,134)           --          (9,134)
  Foreign Currency Translation.......        --                     --          (147)           (147)
                                       --------   --------   ---------       -------       ---------
          Total Comprehensive Loss...        --                 (9,134)         (147)         (9,281)
Contribution of capital by CSX.......        --      1,694          --            --           1,694
Preferred members' interest
  accretion..........................        --    (27,832)         --            --         (27,832)
                                       --------   --------   ---------       -------       ---------
Balance at December 29, 2000.........     4,463     99,017    (523,048)         (484)       (420,052)
Cumulative Effect of Accounting
  Change as of December 30, 2000.....        --                     --          (300)           (300)
Comprehensive Loss:
  Net loss...........................        --         --      (3,703)           --          (3,703)
  Net loss on fuel swaps designated
     as cash flow hedging
     instruments.....................        --                     --          (271)           (271)
  Net loss on interest rate swaps
     designated as cash flow hedging
     instruments.....................        --                     --          (747)           (747)
  Foreign Currency Translation.......        --                     --           (55)            (55)
                                       --------   --------   ---------       -------       ---------
          Total Comprehensive Loss...        --                 (3,703)       (1,073)         (4,776)
Contribution of capital by CSX.......        --      2,781          --            --           2,781
Consolidation of ACL Funding Corp....        --         --        (989)           --            (989)
Preferred members' interest
  accretion..........................        --    (30,899)         --            --         (30,899)
                                       --------   --------   ---------       -------       ---------
Balance at December 28, 2001.........  $  4,463   $ 70,899   $(527,740)      $(1,857)      $(454,235)
                                       ========   ========   =========       =======       =========

   The accompanying notes are an integral part of the consolidated financial statements.

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS

     American Commercial Lines Holdings LLC ("ACL Holdings" or the "Parent") is a holding company with no operations and no assets or liabilities other than its investment in American Commercial Lines LLC and subsidiaries ("ACL"). The operations of ACL include barge transportation together with related terminal, marine construction and repair along inland waterways. Barge transportation services include the movement of steel and other bulk products, grain, coal, and liquids in the United States and South America and account for the majority of ACL's revenues. Marine construction, repair and terminal services are provided to customers in marine transportation and other related industries in the United States. ACL has long term contracts with some customers.

  PRINCIPLES OF CONSOLIDATION

     The Consolidated Financial Statements reflect the results of operations, cash flows and financial position of ACL Holdings and ACL and its majority-owned subsidiaries as a single entity, collectively referred to as the "Company". All significant intercompany accounts and transactions have been eliminated. Investments in companies that are not majority-owned are accounted for under the equity method.

  FISCAL YEAR

     The Company follows an annual fiscal reporting period, which ends on the last Friday in December. The consolidated financial statements presented are for the fiscal years ended December 28, 2001 and December 29, 2000 and December 31, 1999.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's significant estimates include barge transportation revenue and expense recognition, the carrying values and estimated useful lives of fixed assets, allowances for doubtful accounts, insurance reserves, employee benefit plan liabilities and others.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include short-term investments with a maturity of less than three months when purchased. ACL has from time to time, cash in banks in excess of federally insured limits.

  ACCOUNTS RECEIVABLE

     Accounts Receivable, Net consist of the following:

                                                               2001      2000
                                                              -------   -------
Accounts Receivable.........................................  $43,014   $26,542
Note Receivable -- ACLF (See Note 3)........................       --    15,332
Allowance for Doubtful Accounts.............................   (1,631)   (1,157)
                                                              -------   -------
                                                              $41,383   $40,717
                                                              =======   =======

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

     ACL maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

  MATERIALS AND SUPPLIES

     Materials and Supplies are carried at the lower of cost (average) or market and consist of the following:

                                                               2001      2000
                                                              -------   -------
Raw Materials...............................................  $ 3,633   $ 2,805
Work in Process.............................................   13,029     9,764
Parts and Supplies..........................................   14,673    17,204
                                                              -------   -------
                                                              $31,335   $29,773
                                                              =======   =======

  PROPERTIES

     Properties, at cost, consist of the following:

                                                                2001       2000
                                                              --------   --------
Land........................................................  $ 11,066   $ 12,813
Buildings and Improvements..................................    36,130     42,721
Equipment...................................................   789,567    800,041
                                                              --------   --------
                                                               836,763    855,575
Less Accumulated Depreciation...............................   372,630    346,132
                                                              --------   --------
                                                              $464,133   $509,443
                                                              ========   ========

     Provisions for depreciation of properties are based on the estimated useful service lives computed on the straight-line method. Buildings and improvements are depreciated from 15 to 45 years. Equipment is depreciated from 5 to 42 years. Depreciation expense was $52,100 in 2001, $53,457 in 2000 and $49,779 in 1999.

     In the fourth quarter 2001, the Company changed the useful life of towboats from 30 to 42 years, which reduced the loss before extraordinary items and net loss by $1,142 for the year ended December 28, 2001. This change in accounting estimate was based on additional information about the useful life of the towboat fleet.

     Properties and other long-lived assets are reviewed for impairment whenever events or business conditions indicate the carrying amount of such assets may not be fully recoverable. Initial assessments of recoverability are based on estimates of undiscounted future net cash flows associated with an asset or a group of assets. Where impairment is indicated, the assets are evaluated for sale or other disposition, and their carrying amount is reduced to fair value based on discounted net cash flows or other estimates of fair value. There were no fixed asset impairment losses in 2001. Fixed asset impairment losses of $3,865 and $230 were recorded in 2000 and 1999 respectively in Materials, Supplies and Other on the Consolidated Statement of Operations. These losses affect the barging segment.

  GLOBAL MATERIALS SERVICES LLC

     ACL's ownership interest in Global Materials Services LLC ("GMS"), a joint venture between American Commercial Terminals LLC ("ACT") a wholly owned subsidiary of ACL, and Mid-South Terminal Company, L.P., an unaffiliated third party, was 50% at December 28, 2001 and December 29, 2000. ACL accounts for this investment by the equity method. ACL's investment in GMS at December 28, 2001

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES and December 29, 2000 of $10,208 and $9,124 respectively, is included in other assets on the consolidated statement of financial position. Earnings related to ACL's investment in GMS for the year ended December 28, 2001 and December 29, 2000 were $1,015 and $1,138, respectively, and are included in other income in the consolidated statement of operations. During 2001, ACL contributed $1,200 in cash to GMS. Other comprehensive loss related to ACL's investment in GMS for the year ended December 28, 2001 and December 29, 2000 was $1,131 and $329, respectively, related to interest rate swaps and foreign currency translation.

  UABL LIMITED

     On October 24, 2000, ACL contributed certain assets at book value to UABL Limited ("UABL"), an Argentine company. ACL accounts for its 50% ownership in UABL by the equity method. ACL's investment in UABL of $49,892 at December 28, 2001 and $49,686 at December 29, 2000, is included in other assets on the consolidated statement of financial position. ACL's loss (net of minority interest) of $2,960 and $1,440 for the years ended December 28, 2001 and December 29, 2000, respectively, are included in other income in the consolidated statement of operations. In 2001, ACL made additional investments in UABL of $4,069.

  VESSEL LEASING LLC

     In 2001 ACL and Vectura Group LLC ("Vectura") invested in a new company named Vessel Leasing LLC ("Vessel Leasing"). 399 Venture Partners, Inc., the majority owner of ACL Holdings, also holds a majority ownership interest in Vectura Holding Company LLC which holds a majority ownership interest in Vectura.

     ACL accounts for its 50% ownership in Vessel Leasing by the equity method. ACL's investment of $6,808 in Vessel Leasing is included in other assets on the consolidated statement of financial position. ACL's share of Vessel Leasing's net loss is $38 in 2001 and is included in other income in the consolidated statement of operations. Vessel Leasing's statement of financial position is not consolidated with ACL. As of December 28, 2001 Vessel Leasing had total assets of $54,921 and total liabilities of $45,571 including public long term debt of $42,580 (including current portion) and $2,830 in unearned revenue from prepaid charter payments made by ACL's domestic barging subsidiary. Vessel Leasing's long term debt is not guaranteed by the Company or any of its subsidiaries. ACL's domestic barge operating subsidiary has a long term operating lease commitment to Vessel Leasing, which is guaranteed by ACL.

     ACL sold new barges for $47,757 to Vessel Leasing in 2001. Profit on sales of barges to Vessel Leasing is deferred by Jeffboat and recognized over the life of the lease. All of these barges, except for those representing a capital lease commitment of $3,924 were leased by Vessel Leasing to ACL as operating leases which resulted in ACL charter expense of $1,705. ACL also recorded $3,924 in capital leases with Vessel Leasing in 2001.

  DEBT AMORTIZATION

     ACL amortizes debt costs over the term of the debt. Amortization expense was $4,413 in 2001, $2,801 in 2000 and $2,802 in 1999 and is included in interest expense.

  REVENUE RECOGNITION

     Barge transportation revenue is recognized proportionately as shipments move from origin to destination. The position of shipments is determined by boat position tracking through use of a global positioning system. This method results in a better matching of revenue and expense. Terminal, repair and other revenue is recognized as services are provided. Marine construction revenue and related expense is primarily recognized

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES on the completed-contract method, due to the short-term nature of contracts. Revenue from sale/leaseback transactions is deferred in other liabilities and recognized over the life of the lease.

  SECOND INJURY FUND

     ACL recognized $1,737 in non-cash expense related to a workers compensation second injury fund in accordance with adoption of the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" in the first quarter of 1999.

  RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2.  PURCHASES AND DISPOSITIONS

     In 2001, ACL sold five towboats, a shipyard in Harahan, Louisiana, a cleaning facility in Baton Rouge, Louisiana and other assets to meet the requirements of the Senior Debt Facility amendments described in Note 4. This resulted in a gain of $16,762 which is reported in gain on property dispositions in the consolidated statement of operations.

     On May 25, 2001, ACL entered into an agreement to sell substantially all of the terminals of ACT, other than its coal transfer facility at St. Louis, Missouri and its tank storage facility at Memphis, Tennessee. The sale of seven terminals was completed on May 25, 2001. An additional terminal site in Omaha, Nebraska was transferred on June 29, 2001. Subsequent to June 29, 2001, additional proceeds were received from the condemnation of Omaha Terminal. ACL recorded a gain from these transactions of $1,886 in Other Income.

     On May 26, 2000, ACL purchased certain barging assets of the Peavey Barge Line ("Peavey") from ConAgra, Inc. for $31,500 in cash. The purchase price was financed with existing credit facilities and cash flows from operations. ACL also assumed $3,800 in capital leases.

     ACL sold its 100% membership interest in Waterway Communications System LLC ("Watercom") on September 6, 2000 to Mobex Communications, Inc. ("Mobex") for $13,600 in cash and $2,400 in Mobex preferred stock. The sale resulted in a gain of $11,418. Cash proceeds were used to pay existing ACL debt.

NOTE 3.  ACCOUNTS RECEIVABLE SECURITIZATION

     At December 28, 2001 and December 29, 2000 ACL had $51,000 and $56,000, respectively, outstanding under the accounts receivable securitization facility agreement and had $22,603 and $15,332, respectively, of net residual interest in the securitized receivables which is included in Accounts Receivable, Net in the Company's consolidated financial statements. The fair value of the net residual interest is measured at the time of the sale and is based on the sale of similar assets. In 2001, ACL received gross proceeds of $30,800 from the sale of receivables and made gross payments of $35,800 under this Agreement.

     PNC Bank, National Association ("PNC"), as Administrator under ACL's receivables facility with PNC (the "Receivables Purchase Agreement"), asserted that ACL was in default under the Receivables Purchase Agreement. ACL and PNC entered into a waiver of the Receivables Purchase Agreement on February 11, 2002 and modifications to that waiver on February 25, 2002 and April 1, 2002 (the "RPA Waiver"). The RPA Waiver has the effect of waiving the default asserted by PNC, provided that the Company enters into certain definitive agreements with Danielson relating to the Danielson Recapitalization and refinances the Receivables Purchase Agreement on or before June 30, 2002. The RPA Waiver also requires ACL to reduce its overall borrowings under the facility to no more than $50.0 million. A default under the Receivables Purchase Agreement or the RPA Waiver could have a material adverse effect on the Company's liquidity.

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

     In September 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 140"). The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. ACL adopted FAS 140 on April 1, 2001. The adoption required the consolidation of ACL Funding Corp. ("ACLF"), a wholly-owned subsidiary, that was previously treated as a non-consolidated Qualified Special Purpose Entity. The consolidation resulted in a charge to Retained Earnings of $989 in the second quarter 2001.

NOTE 4.  DEBT

     Debt consists of the following:

                                                                2001       2000
                                                              --------   --------
Revolving Credit Facility...................................  $ 84,000   $ 66,750
$235 million Term Loan......................................   169,378    191,001
$200 million Term Loan......................................   143,951    162,328
$300 million Senior Notes...................................   295,000    300,000
Other Notes.................................................       190      4,726
                                                              --------   --------
                                                               692,519    724,805
Less, short-term debt.......................................    84,000     66,750
Less, current portion long-term debt........................   608,519     44,579
                                                              --------   --------
                                                              $    0.0   $613,476
                                                              ========   ========

     ACL has a Revolving Credit Facility, which provides for revolving loans and letters of credit not to exceed the aggregate principal amount of $100,000, maturing in June, 2005, but each loan must be repaid within one year. The Revolving Credit Facility bears an interest rate equal to LIBOR plus a margin based on ACL's performance. Borrowings on the facility at December 28, 2001 and December 29, 2000 were $84,000 and $66,750, respectively, with interest rates of 5.75% to 7.5% at December 28, 2001 and 8.75% at December 29, 2000. The borrowing base was reduced by outstanding letters of credit of $16,260 and $17,857 at December 28, 2001 and December 29, 2000, respectively.

     The $235,000 Term Loan matures in 2001 through 2007. The $200,000 Term Loan matures in 2001 through 2006. The two Term Loans bear interest at a rate equal to LIBOR plus a margin based on ACL's performance. The interest rate at December 28, 2001 was 6.3125% for the $235,000 and 6.0625% for the $200,000 term loans.
Interest on the Term Loans is payable quarterly. The Senior Notes require no principal payments until maturity in 2008 and have a fixed interest rate of 10.25%. Interest is payable semi-annually. The Term Loans and Revolving Credit Facility are collateralized by most of ACL's assets. The Senior Notes are not collateralized. ACL has Other Notes totaling $190 which mature in 2002 with rates of 6.75% and 4.9%.

     The Term Loans, Revolving Credit Facility and Senior Notes contain a number of covenants, including specified financial ratios. As of December 28, 2000 ACL failed to meet the leverage ratio and the coverage ratio covenants as defined in the Senior Credit Facility ("Amendment No. 5"). ACL entered into an agreement to amend the covenants in the Senior Credit Facility. Under the terms of the amendment, ACL sold $40,000 in certain identified assets and used the proceeds to repay the Term Loans in 2001. ACL also purchased $5,000 par value of ACL Senior Notes at a discount in 2001 which resulted in a gain of $1,885 in 2001 from the early extinguishment of debt and is reported as an extraordinary item in the consolidated statement of operations. ACL also repaid $4,937 in Other Notes in 2001.

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

     Following December 31, 2001, the covenant requirements reverted to those specified in the original Senior Credit Facilities which are more restrictive than the amended covenants. Certain covenants added by Amendment No. 5 also become more restrictive. Due in part to reduced EBITDA as a result of the closure of the upper Mississippi River because of flooding during the second quarter of 2001, it is not likely that ACL will be able to meet these covenant requirements in 2002, absent an additional amendment to the Senior Credit Facilities and the consummation of the Danielson Recapitalization discussed below. Failure to meet these covenants could have a material adverse effect on the Company.

     On December 31, 2001, ACL elected not to pay the interest due (the "Bond Interest Payment") on its Senior Notes due to ongoing negotiations with its lenders and noteholders regarding the restructuring of ACL's bank and bond debt. Following the thirty (30) day grace period provided by the Indenture, ACL again elected not to make the Bond Interest Payment. This election not to pay the Bond Interest Payment is an event of default under the Indenture, however, certain Noteholders party thereto entered into forebearance agreements with ACL agreeing not to accelerate the debt or take additional adverse actions against ACL. Acceleration of the debt under the Indenture would have a material adverse effect on the Company's liquidity. Further, as a result of ACL's failure to make the Bond Interest Payment, J.P. Morgan Chase & Co. ("J.P. Morgan") delivered a notice to ACL in January 2002 asserting that ACL was in default of the Credit Agreement. Certain lenders party to the Credit Agreement also entered into forebearance agreements with ACL, agreeing not to accelerate the debt or take additional adverse actions against ACL. An acceleration of the debt under the Credit Agreement would have a material adverse effect on ACL's liquidity.

     In accordance with these facts and circumstances, the Company has reclassified the outstanding obligations under the Indenture and the Credit Agreement from long term to current.

     The Company has been pursuing strategic financial restructuring alternatives. On March 15, 2002, the Company entered into a definitive recapitalization agreement (the "Recapitalization Agreement") regarding the acquisition and recapitalization of the Company (the "Danielson Recapitalization") by Danielson Holding Corporation ("Danielson"). Under the terms of the Danielson Recapitalization, Danielson would acquire 100% of the membership interests of ACL Holdings. ACL Holdings' present preferred equity holders would receive $7,000 in cash. ACL management will receive approximately $1,695 of restricted Danielson common stock. In addition, Danielson will deliver $25,000 in cash and approximately $58,493 of ACL's existing Series B 10 1/4% Senior Notes due June 2008 (the "Senior Notes") issued pursuant to an indenture dated as of June 30, 1998 with the United States Trust Company of New York (the "Indenture"), to ACL Holdings in connection with the transaction. Danielson currently expects to fund the acquisition through a rights offering to its existing security holders, upon terms and conditions to be determined. However, consummation of the Recapitalization Agreement is not conditioned on the successful completion of the rights offering.

     The Danielson Recapitalization will result in a reduction of ACL's senior secured bank debt incurred under the Senior Credit Facilities and the restructuring of the Senior Notes pursuant to an exchange offer and consent solicitation in which $236,507 of the existing Senior Notes (all notes held by parties other than Danielson) would be exchanged for $120,000 of new 11 1/4% senior notes due January 1, 2008 ("New Senior Notes") and approximately $116,507 of new 12% pay-in-kind senior subordinated notes due July 1, 2008 ("PIK Notes"). Senior Notes held by Danielson would be retired in conjunction with the Danielson Recapitalization. ACL would also issue additional New Senior Notes in an aggregate principal amount equal to the accrued and unpaid interest on its existing Senior Notes, other than those held by Danielson, through the effective date of the transaction up to $20,000, and to the extent that such accrued and unpaid interest exceeds $20,000, additional PIK Notes in an amount equal to such excess would be issued.

     The Recapitalization Agreement provides that the exchange offer and consent solicitation will be made in reliance on a registration exemption provided by
Section 3(a)(9) under the Securities Act of 1933, conditioned on the minimum participation of 95% of the outstanding principal amount of ACL's outstanding Senior Notes, as to which noteholders holding more than two-thirds of the outstanding principal amount of

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES such notes have agreed to tender. In the event that the exchange offer and consent solicitation is not consummated by June 15, 2002, the Recapitalization Agreement provides for the implementation of the Danielson Recapitalization through a voluntary prepackaged bankruptcy plan under Chapter 11 of the Bankruptcy Code, as to which noteholders holding more than two-thirds of the outstanding principal amount of ACL's outstanding Senior Notes have agreed to accept.

     In order to assist in the consummation of the Danielson Recapitalization, the Company has received forbearance agreements from its senior secured lenders pending the negotiation and execution of definitive documentation relating to the amendment of ACL's Senior Credit Facilities satisfactory to the parties. As of April 11, 2002, the Company and certain lenders executed an amendment agreement under which the Senior Credit Facilities will be amended and restated upon the satisfaction of certain conditions set forth in the amendment agreement, including the consummation of the Danielson Recapitalization.

     In June 1998, ACL deposited $26,128 into an escrow fund which, together with future income earned on such amount, was used to repay $24,400 principal of the Terminal Revenue Refunding Bonds ("Revenue Bonds") plus redemption premium and interest in 2000. The redemption premium of $734 was reported as an extraordinary item in the consolidated statement of operations.

     Long-term debt due in the next five years under the revised Term Loan agreement, the Senior Notes and Other Notes is $608,519 in 2002, and $0 thereafter.

NOTE 5.  INCOME TAXES

     The Company and its subsidiaries (except for ACL Capital Corp., American Commercial Lines Funding Corporation and the foreign subsidiaries) are organized as limited liability companies. As such, the Company passes through its U.S. federal and substantially all of its state (but not foreign) taxable income to its members who are responsible for income taxes on such taxable income.

     Components of income tax expense (benefit) follow:

                                                              2001    2000     1999
                                                              ----   ------   ------
Currently payable:
  State.....................................................  $ 24   $   37   $  (27)
  Foreign...................................................    94    4,226    1,685
                                                              ----   ------   ------
                                                              $118   $4,263   $1,658
                                                              ====   ======   ======

     Income tax computed at federal statutory rates reconciled to income tax expense (benefit) follows:

                                                              2001    2000     1999
                                                              ----   ------   ------
State Income Taxes, Net.....................................  $ 24   $   37   $  (27)
Foreign Operations, Net.....................................    94    4,226    1,685
                                                              ----   ------   ------
     Total Income Tax Expense...............................  $118   $4,263   $1,658
                                                              ====   ======   ======

NOTE 6.  EMPLOYEE BENEFIT PLANS

     ACL sponsors or participates in defined benefit plans covering both salaried and hourly employees. The plans provide for eligible employees to receive benefits based on years of service and either compensation rates near retirement or at a predetermined multiplier factor. Contributions to the plans are sufficient to meet the minimum funding standards set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. Plan assets consist primarily of common stocks, corporate bonds and cash and cash equivalents.

     As of January 31, 2000, the accrued benefit obligation under the American Commercial Lines LLC Pension Plan ("ACL Pension Plan") was frozen. The past service benefit obligation is complemented by a new prospective annual benefit obligation. This change affects salaried employees covered by the ACL

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

Pension Plan and resulted in cost savings to ACL in 2001 and 2000. In 1999 the National Marine Pension Plan was merged into the ACL Pension Plan.

     In addition to the defined benefit pension and related plans, ACL has a defined benefit post-retirement plan covering most full-time employees. The plan provides medical benefits and is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. The accounting for the health care plan anticipates future cost-sharing changes to the written plan that are consistent with ACL's expressed intent to increase the retiree contribution rate annually.

     A summary of the pension and post-retirement plan components at September 30 (valuation date) follows:

                                              PENSION BENEFITS     POST-RETIREMENT PLAN
                                             -------------------   ---------------------
                                               2001       2000       2001        2000
                                             --------   --------   ---------   ---------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, beginning of year......  $(84,050)  $(97,480)  $(11,161)   $(10,319)
Service cost...............................    (3,818)    (3,783)      (399)       (380)
Interest cost..............................    (6,408)    (6,092)      (826)       (807)
Plan participants' contributions...........        --         --       (261)       (206)
Amendments.................................        --     18,657         --          --
Actuarial (loss) gain......................        --         --     (1,176)       (480)
Liability gain (loss)......................    (2,913)       574         --          --
Benefits paid..............................     4,253      4,074      1,411       1,031
                                             --------   --------   --------    --------
Benefit obligation, end of year............  $(92,936)  $(84,050)  $(12,412)   $(11,161)
                                             ========   ========   ========    ========
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of
  year.....................................  $118,305   $114,446   $     --    $     --
Actual return on plan assets...............    (1,100)     7,919         --          --
Employer contribution......................        12         14      1,150         825
Plan participants' contributions...........        --         --        261         206
Benefits paid..............................    (4,253)    (4,074)    (1,411)     (1,031)
                                             --------   --------   --------    --------
Fair value of plan assets at end of year...  $112,964   $118,305   $     --    $     --
                                             ========   ========   ========    ========
FUNDED STATUS:
Funded status..............................  $ 20,027   $ 34,255   $(12,412)   $(11,161)
Unrecognized net actuarial loss (gain).....     7,193     (8,929)    (3,499)     (4,946)
Unrecognized prior service cost............   (21,094)   (23,110)    (1,153)     (1,441)
Net claims during 4th quarter..............         4         --        407         196
                                             --------   --------   --------    --------
Prepaid (accrued) benefit cost.............  $  6,130   $  2,216   $(16,657)   $(17,352)
                                             ========   ========   ========    ========
AMOUNTS RECOGNIZED IN THE CONSOLIDATED
  STATEMENT OF FINANCIAL POSITION CONSIST
  OF:
Prepaid benefit cost.......................  $ 26,067   $ 24,512   $     --    $     --
Accrued benefit liability..................   (20,108)   (22,614)   (16,657)    (17,352)
Other......................................       171        318         --          --
                                             --------   --------   --------    --------
Net amount recognized......................  $  6,130   $  2,216   $(16,657)   $(17,352)
                                             ========   ========   ========    ========

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

     As of December 28, 2001, the American Commercial Vessel and Terminal Employees' Pension Plan (the "ACV&T Plan") had an accumulated benefit obligation of $10,181 and a fair value of assets of $9,277. With the merger of the ACV&T Plan into the ACL Pension Plan on December 31, 2001, the fair value of the assets of the combined plans exceeds the accumulated benefit obligations related thereto.

  COMPONENTS OF NET PERIODIC BENEFIT COST:

                                               PENSION PLANS            POST-RETIREMENT PLAN
                                       ------------------------------   ---------------------
                                         2001       2000       1999     2001    2000    1999
                                       --------   --------   --------   -----   -----   -----
Service cost.........................  $  3,818   $  3,783   $  6,682   $ 399   $ 380   $ 633
Interest cost........................     6,408      6,092      6,898     826     807     767
Expected return on plan assets.......   (11,937)   (11,169)   (10,093)     --      --      --
Transition obligation amortization...        --       (957)    (1,237)     --      --      --
Amortization of prior service
  costs..............................    (2,015)    (1,875)      (609)   (288)   (288)     --
(Gain)/loss Amortization.............      (172)      (220)       167    (348)     --      --
Recognized net actuarial gain........        --         --         --      --    (418)   (575)
                                       --------   --------   --------   -----   -----   -----
Net periodic benefit cost............  $ (3,898)  $ (4,346)  $  1,808   $ 589   $ 481   $ 825
                                       ========   ========   ========   =====   =====   =====

  WEIGHTED-AVERAGE ASSUMPTIONS AS OF SEPTEMBER 30:
Discount rate........................      7.50%      7.75%      7.75%   7.75%   7.50%   6.75%
Expected return on plan assets.......     10.00%     10.00%     10.00%     NA      NA      NA
Rate of compensation increase........      4.00%      4.00%      5.00%     NA      NA      NA

     The net post-retirement benefit obligation was determined using the assumption that the health care cost trend rate for retirees was 8.0% for 2000-2001, decreasing gradually to a 5.5% trend rate by 2008 and remaining at that level thereafter. A 1% increase in the assumed health care cost trend rate would have increased the accumulated post-retirement benefit obligation as of December 28, 2001 by $875 and the aggregate of the service and interest cost components of net periodic post-retirement benefit expense for 2001 by $125. A 1% decrease in the assumed health care cost trend rate would have decreased the accumulated post-retirement obligation as of December 28, 2001 by $750 and the aggregate of the service and interest cost components of net periodic post-retirement benefit expense for 2001 by $105.

     ACL also sponsors certain contributory defined contribution plans covering eligible employee groups. Contributions to such plans are based upon a percentage of employee contributions and were $1,471, $1,456 and $2,028 in 2001, 2000 and 1999, respectively.

     Certain employees are covered by union-sponsored, collectively-bargained, multi-employer defined benefit pension plans. Contributions to such plans, which are based upon union contracts, were approximately $74, $84 and $76 in 2001, 2000 and 1999, respectively.

NOTE 7.  LEASE OBLIGATIONS

     ACL leases buildings, data processing hardware and operating equipment under various operating leases and charter agreements, which expire from 2001 to 2017 and which generally have renewal options at similar terms. Certain vessel leases also contain purchase options at prices approximating fair value of the leased vessels. Rental expense under continuing obligations was approximately $56,711 in 2001, $49,463 in 2000 and $43,978 in 1999.

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

     At December 28, 2001, ACL's operating leases with initial or remaining noncancelable lease terms longer than one year and capital leases were as follows:

                                                                                          2007
                                       2002      2003      2004      2005      2006     AND AFTER
                                      -------   -------   -------   -------   -------   ---------
Operating Lease Obligations:
  Operating Leases..................   40,735    33,003    28,905    26,891    19,732     94,199
  Operating Leases -- Related
     Parties........................    4,849     5,378     5,317     4,930     4,930     33,984
                                      -------   -------   -------   -------   -------    -------
                                       45,584    38,381    34,222    31,821    24,662    128,183

Future Capital lease Obligations:
  Capital Leases....................      557       460       460       460       460        192
  Capital Leases -- Related
     Parties........................      432       586       568       455       455      5,087
                                      -------   -------   -------   -------   -------    -------
                                          989     1,046     1,028       915       915      5,279

     ACL entered into capital leases of $3,924 and $6,163 in 2001 and 2000, respectively. The 2001 capital lease was with a related party. ACL incurred interest expense related to capital leases of $235 in 2001 and $112 in 2000.

     The total future minimum lease payments under capital leases of $10,172 less an interest amount of $4,245 results in a present value of net minimum lease payments of $5,927.

NOTE 8.  RELATED PARTIES

     CSX Corporation ("CSX") owns senior preferred members' interests, junior preferred members' interests and common members' interests in ACL Holdings. ACL had a new equipment charter with a CSX subsidiary and recorded expense of $1,070 in 1999 until the charter was bought out in 1999 for $2,419.

     In 2001 ACL received $11,969 from GMS for the sale of terminals and proceeds from the condemnation of a terminal. ACL recognized a gain of $1,886 from these transactions.

     ACL recorded charter income from UABL of $11,052 and $2,089 in 2001 and 2000, respectively. ACL also recorded administrative fee expenses to UABL of $7,709 and $1,457 in 2001 and 2000, respectively. ACL sold used barges to UABL for $790 in 2001. At December 28, 2001 ACL had receivables of $13,402 and payables of $8,397 with UABL.

     399 Venture Partners, Inc., which owns senior preferred members' interests, junior preferred members' interests and common members' interests in ACL Holdings, also holds a majority ownership interest in Vectura Holding Company LLC which holds a majority ownership interest in Vectura. Vectura owns 50% of Vessel Leasing.

     ACL accounts for its 50% ownership in Vessel Leasing by the equity method. ACL's investment of $6,808 in Vessel Leasing is included in other assets on the consolidated statement of financial position. ACL's share of Vessel Leasing's net loss is $38 in 2001 and is included in other income in the consolidated statement of operations.

     Vessel Leasing's statement of financial position is not consolidated with ACL. As of December 28, 2001 Vessel Leasing had total assets of $54,921 and total liabilities of $45,571 including public long term debt of $42,580 (including current portion) and $2,830 in unearned revenue from prepaid charter payments made by ACL's domestic barging subsidiary. Vessel Leasing's long term debt is not guaranteed by the Company. ACL's domestic barge operating subsidiary has a long term operating lease commitment to Vessel Leasing, which is guaranteed by ACL.

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

     ACL sold new barges for $47,757 to Vessel Leasing in 2001. Profit on sales of barges to Vessel Leasing is deferred by Jeffboat and recognized over the life of the lease. All of these barges, except for those representing a capital lease commitment of $3,924 million, were leased by Vessel Leasing to ACL as operating leases which resulted in ACL charter expense of $1,705. ACL also recorded $3,924 in capital leases with Vessel Leasing in 2001.

NOTE 9.  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     The carrying amounts and fair values of the Company's financial instruments are as follows:

                                                     2001                    2000
                                             ---------------------   ---------------------
                                             CARRYING                CARRYING
                                              AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                             --------   ----------   --------   ----------
ASSETS:
Interest Rate Cap..........................  $     37    $     37    $    688    $    198
LIABILITIES:
Revolving Credit Facility..................  $ 84,000    $ 84,000    $ 66,750    $ 66,750
$235 million Term Loan.....................   169,378     169,378     191,001     191,001
$200 million Term Loan.....................   143,951     143,951     162,328     162,328
$300 million Senior Notes..................   295,000     147,500     300,000     229,500
Other Notes................................       190         187       4,726       4,735
Net unrealized (loss) gain on fuel hedge
  agreements...............................      (242)       (242)         --          29

     The fair values of the Interest Rate Cap and Senior Notes payable are based on quoted market values. The carrying values of the Term Loans, all of which bear interest at floating rates, approximate their fair values. The fair value of the Other Notes have been estimated using discounted cash flow analyses based on ACL's current incremental borrowing rates for similar types of borrowing arrangements.

  FUEL PRICE RISK MANAGEMENT

     ACL uses forward purchases to provide short-term protection against a sharp increase in diesel fuel prices. These instruments generally cover a portion of ACL's forecasted diesel fuel needs for towboat operations over the next one to twelve months. ACL accounts for the forward fuel purchases as cash flow hedges. In accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), such financial instruments are marked-to-market with the offset to other comprehensive income and then subsequently recognized as a component of fuel expense when the underlying fuel being hedged is used. ACL adopted SFAS 133 at the beginning of the first quarter of 2001.

     At December 28, 2001, ACL had forward fuel purchase contracts outstanding with an aggregate notional value of approximately $2,806, and a fair value of approximately $242 (loss), which has been recorded in other current liabilities with the offset to other comprehensive earnings for $242 (loss) and an additional fair value of $131 (loss) which has been recorded as other current liabilities with the offset to fuel expense in the consolidated statement of operations. The $242 loss will be recognized in earnings within the next ten months. Under these agreements, ACL will pay fixed prices ranging from $0.51 to $0.86 per gallon. There were 4.4 million gallons remaining on the contracts at December 28, 2001. The agreements terminate October 31, 2002. Due to the bankruptcy of Enron, one of the trading partners, ACL believes the hedge is no longer effective and has expensed the mark-to-market loss of $131 as fuel expense in the 2001 consolidated statement of operations. Management believes that the other trading partner does not present a credit risk to ACL.

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

  INTEREST RATE RISK MANAGEMENT

     ACL entered into an interest rate cap agreement in the third quarter of 2000 to reduce the impact of potential rate increases on floating rate debt. The interest rate cap has a notional amount of $202,000 and a fair value of $37 as of December 28, 2001 and is effective through August 11, 2003. The Company accounts for the interest rate cap as a cash flow hedge whereby the fair value of the interest rate cap is reflected as an asset or liability in the accompanying consolidated statement of financial position. The cap rate (hedging instrument) is the same interest rate index as the base interest rate for the floating rate debt (hedged item). When the interest rate index exceeds the interest rate cap, a portion of the change in fair value of the instrument represents a change in intrinsic value which is an effective hedge. This portion of the change in value will be recorded as other comprehensive income. The remaining change in fair value of $162 in 2001 is recorded as other expense (income) on the consolidated statement of operations.

     The Company also records changes to other assets on the accompanying consolidated statement of financial position, with the offset recorded as comprehensive income (loss), for changes in the fair value of interest rate swap agreements entered into by GMS. The Company recognized a comprehensive loss of $747 for its share of these swaps in 2001.

NOTE 10.  CONTINGENCIES

     A number of legal actions are pending against the Company in which claims are made in substantial amounts. While the ultimate results of pending litigation cannot be predicted with certainty, management does not currently expect that resolution of these matters will have a material adverse effect on the consolidated results of operations, financial position and cash flows.

NOTE 11.  BUSINESS SEGMENTS

     The Company has two reportable business segments -- barging and construction. The Company's barging segment includes ACL's barge transportation operations in North and South America and domestic fleeting facilities that provide fleeting, shifting, cleaning and repair services at various locations along the inland waterways. The construction segment constructs marine equipment for ACL's domestic and international fleets as well as external customers.

     Management evaluates performance based on segment earnings, which is defined as operating income before income taxes. The accounting policies of the reportable segments are consistent with those described in the summary of significant accounting policies. Intercompany sales are transferred at cost.

     Reportable segments are business units that offer different products or services. The reportable segments are managed separately because they provide distinct products and services to internal and external customers.

                                               REPORTABLE SEGMENTS
                                             -----------------------    ALL OTHER
                                             BARGING    CONSTRUCTION   SEGMENTS(1)    TOTAL
                                             --------   ------------   -----------   --------
YEAR ENDED DECEMBER 28, 2001
Revenues from external customers...........  $675,697     $102,862       $ 9,942     $788,501
Intersegment revenues......................        --        1,563             4        1,567
Depreciation expense.......................    48,595        2,125         1,380       52,100
Segment earnings...........................    58,956        4,713         1,692       65,361
Segment assets.............................   672,057       59,676        26,203      757,936
Property Additions (Excluding $5,811 in
  capital leases, and related
  expenditures)............................    16,879        2,094           799       19,772

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

                                               REPORTABLE SEGMENTS
                                             -----------------------    ALL OTHER
                                             BARGING    CONSTRUCTION   SEGMENTS(1)    TOTAL
                                             --------   ------------   -----------   --------
YEAR ENDED DECEMBER 29, 2000
Revenues from external customers...........  $631,748     $124,068       $18,022     $773,838
Intersegment revenues......................        --        2,917         4,308        7,225
Depreciation expense.......................    48,833        2,011         2,613       53,457
Segment earnings...........................    44,243        8,318         3,747       56,308
Segment assets.............................   698,446       52,704        36,388      787,538
Property Additions* (Excluding $6,163 in
  capital leases)..........................    48,005        1,922           934       50,861

YEAR ENDED DECEMBER 31, 1999
Revenues from external customers...........  $593,939     $124,423       $20,774     $739,136
Intersegment revenues......................        --       20,442         5,174       25,616
Depreciation expense.......................    44,787        1,911         3,081       49,779
Segment earnings...........................    57,670       12,387         4,535       74,592
Segment assets.............................   646,613       60,990        68,493      776,096
Property Additions.........................    52,387        1,790         1,703       55,880

---------------

  * Barging includes $20,307 of purchased Barging Assets.

(1) Financial data for segments below the reporting thresholds are attributable to two operating segments -- a segment operating terminals along the U.S. inland waterways and a segment providing voice and data communications to marine companies operating on the U.S. inland waterways. The segment providing voice and data communications was sold in 2000.

The following is a reconciliation of the Company's revenues from external customers and segment earnings to the Company's consolidated totals.

                                                         2001       2000       1999
                                                       --------   --------   --------
REVENUES
Revenues from external customers.....................  $788,501   $773,838   $739,136
Intersegment revenues................................     1,567      7,225     25,616
Elimination of intersegment revenues.................    (1,567)    (7,225)   (25,616)
                                                       --------   --------   --------
Operating revenue....................................  $788,501   $773,838   $739,136
                                                       ========   ========   ========
EARNINGS
Total segment earnings...............................  $ 65,361   $ 56,308   $ 74,592
Unallocated amounts:
  Interest expense...................................   (70,932)   (70,813)   (71,275)
  Other, net.........................................       591     (1,050)     3,048
  Gain on Sale of Watercom...........................        --     11,418         --
                                                       --------   --------   --------
(Loss) Earnings before income taxes, extraordinary
  item and cumulative effect of accounting change....  $ (4,980)  $ (4,137)  $  6,365
                                                       ========   ========   ========

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

  GEOGRAPHIC INFORMATION

                                                     REVENUES               PROPERTIES -- NET
                                          ------------------------------   -------------------
                                            2001       2000       1999       2001       2000
                                          --------   --------   --------   --------   --------
United States...........................  $748,837   $733,870   $699,072   $422,877   $469,714
South America...........................    39,664     39,968     40,064     41,256     39,729
                                          --------   --------   --------   --------   --------
Total...................................  $788,501   $773,838   $739,136   $464,133   $509,443
                                          ========   ========   ========   ========   ========

     Revenues are attributed to countries based on the location of the service provided. Properties represent the only long lived assets of the Company.

  MAJOR CUSTOMER

     Revenues from one customer of the barging segment represented approximately 15% in 2001, 14% in 2000 and 14% in 1999 of the Company's consolidated revenues.

NOTE 12.  QUARTERLY DATA (UNAUDITED)

                                                                  2001
                                          ----------------------------------------------------
                                            1ST        2ND        3RD        4TH       TOTAL
                                          --------   --------   --------   --------   --------
Operating Revenue.......................  $173,098   $192,884   $207,341   $215,178   $788,501
Operating (Loss) Income.................   (10,434)    17,194     24,164     34,437     65,361
(Loss) Earnings Before Extraordinary
  Item and Cumulative Effect............   (29,618)       142      5,690     18,688     (5,098)
Net (Loss) Earnings.....................   (30,108)     2,027      5,690     18,688     (3,703)

                                                                  2000
                                          ----------------------------------------------------
                                            1ST        2ND        3RD        4TH       TOTAL
                                          --------   --------   --------   --------   --------
Operating Revenue.......................  $167,477   $193,458   $205,738   $207,165   $773,838
Operating Income........................     7,971     16,122     18,217     13,998     56,308
(Loss) Earnings Before Extraordinary
  Item..................................    (8,097)    (2,116)     8,432     (6,619)    (8,400)
Net (Loss) Earnings.....................    (8,097)    (2,850)     8,432     (6,619)    (9,134)

                                                                  1999
                                          ----------------------------------------------------
                                            1ST        2ND        3RD        4TH       TOTAL
                                          --------   --------   --------   --------   --------
Operating Revenue.......................  $173,217   $189,961   $188,617   $187,341   $739,136
Operating Income........................     4,316     19,955     22,480     27,841     74,592
(Loss) Earnings Before Cumulative Effect
  of Accounting Change..................   (12,810)     2,788      5,240      9,489      4,707
Net (Loss) Earnings.....................   (14,547)     2,788      5,240      9,489      2,970

     ACL's business is seasonal, and its quarterly revenues and profits historically are lower during the first and second fiscal quarters of the year (January through June) and higher during the third and fourth fiscal quarters (July through December) due to the North American grain harvest.

     A loss of $490 was recorded in the first quarter of 2001 as the cumulative effect of adopting SFAS 133. An extraordinary gain of $1,885 was recorded in the second quarter of 2001 relating to the retirement of Senior Notes. In the fourth quarter 2001, the estimated useful life of boats was changed from 30 to 42 years. This resulted in $1,142 less depreciation for the quarter. The year 2000 included a second quarter extraordinary item charge of $734 for the Terminal Bond redemption premium, the gain on the sale of Watercom of $11,418 is included in the third quarter and an impairment loss of $3,865 is included in the fourth quarter. The first

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES quarter of 1999 includes a non-cash charge of $1,737 for the workers' compensation second-injury funds due to the adoption of Statement of Position
(SOP) 97-3.

NOTE 13.  CHANGES IN ACCOUNTING STANDARDS

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), which provides that all business combinations should be accounted for using the purchase method of accounting and establishes criteria for the initial recognition and measurement of goodwill and other intangible assets recorded in connection with a business combination. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001. The Company will apply the provisions of SFAS 141 to any future business combinations.

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which establishes the accounting for goodwill and other intangible assets following their recognition. SFAS 142 applies to all goodwill and other intangible assets whether acquired singly, as part of a group, or in a business combination. SFAS 142 provides that goodwill should not be amortized but should be tested for impairment annually using a fair-value based approach.

     In addition, SFAS 142 provides that other intangible assets other than goodwill should be amortized over their useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 142 is effective beginning on December 29, 2001. Upon adoption, the Company will be required to perform a transitional impairment test under SFAS 142 for all goodwill recorded as of December 29, 2001. Any impairment loss recorded as a result of completing the transitional impairment test will be treated as a change in accounting principle. The impact of the adoption of SFAS 142 on the Company's results of operations for all periods beginning on or after December 29, 2001 will be to eliminate amortization of goodwill. Management of the Company has not performed a transitional impairment test under SFAS 142 and accordingly cannot estimate the impact of the adoption SFAS 142 as of December 29, 2001.

     In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). The Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS 121, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of business (as previously defined in that Opinion). This statement also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The objectives of SFAS 144 are to address significant issues relating to the implementation of SFAS 121 and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. The Company will adopt SFAS 144 in its first quarter 2002.
Management is currently evaluating the impact of SFAS 144 on the Company's future financial reporting.

NOTE 14.  SUMMARIZED FINANCIAL INFORMATION FOR SIGNIFICANT
50-PERCENT-OR-LESS-OWNED PERSONS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
Current assets..............................................     36,931         21,624
Noncurrent assets...........................................    149,593        130,508
Current liabilities.........................................     43,400         18,882
Noncurrent liabilities......................................     55,593         43,791

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

                                                                         YEARS ENDED
                                                          ------------------------------------------
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              2001           2000           1999
                                                          ------------   ------------   ------------
Revenue.................................................    103,364         52,430         37,102
Operating income (loss).................................      3,117          3,830          6,205
(Loss) earnings before extraordinary item...............     (4,990)        (1,173)         2,896
     and cumulative effect of accounting................         --             --             --
     change.............................................         --             --             --
Net (loss) earnings.....................................     (4,990)        (1,173)         2,896

NOTE 15.  MANDATORILY REDEEMABLE PREFERRED MEMBERS' INTEREST

     Preferred Members' Interest consists of 11,500,000 senior preferred units with an initial value of $115,000 and 10,061,091 junior preferred units with an initial value of $100,611 at December 28, 2001 and December 29, 2000. The senior preferred units and junior preferred units are non-voting and are mandatorily redeemable on June 30, 2013 and are redeemable at the holders' option upon a change in control. No distributions under the mandatory redemption provisions can be made to the holders of the junior preferred members' interests, without majority approval of the holders of the senior preferred members' interests, until all senior preferred members' interests have been completely redeemed. The mandatory redemption value is determined as the original preferred interest contribution compounded annually through the redemption date at 11.02%. The mandatory redemption value as of June 13, 2013 is $1,037,230 ($553,225 for the senior preferred units and $484,004 for the junior preferred units). The difference between the carrying value and the mandatory redemption value is being accreted under the effective interest method as an increase in preferred members' interest and a reduction in other capital in the statements of financial position and members' deficit. The amount of accretion each year is disclosed as an increase (decrease) in the net loss (earnings) applicable to common members' interest in the statement of operations. Accumulated accretion was $95,681 ($51,033 for the senior preferred units and $44,648 for the junior preferred units) and $64,782 ($34,553 for the senior preferred units and $30,229 for the junior preferred units) as of December 28, 2001 and December 29, 2000. Based on the terms of the Recapitalization Agreement described in Note 4, the holders of the senior and junior preferred units would receive $7 million cash in exchange for their units upon the completion of the Danielson Recapitalization.

NOTE 16. COMMON MEMBERS' INTEREST

     Common Members' Interest consists of the following classes at December 28, 2001 and December 29, 2000:

                                                                         Capital
                                                            Units        Interest
                                                            -----        --------
Senior common members' interest                            338,909       $3,389
Junior common members' interest:
       Class A                                              10,000        1,074
       Class B                                              94,700          --
                                                                         --------
Total common members' interest                                            $4,463
                                                                         ========

     The senior common members' interest also includes an aggregate future profits interest in the Company of $32,500 (subject to certain adjustments) and accrues a compound annual yield at 11.02% on a notional principal amount of $35,889. The senior common members' interests are redeemable at the Company's option. Class A common members' interests are voting while all other common members' interests are non-voting, except that Class B members' interests are voting with respect to a merger, consolidation, recapitalization or reorganization of the Company on which Class A members have the right to vote. Additionally, Class B members' interests can be converted into an equal number of Class A members' interests at any time upon majority approval of the holders of Class B members' interests.


NOTE 17.  GUARANTOR FINANCIAL STATEMENTS

     The $735,000 of debt issued by ACL and a revolving credit facility, which provides for revolving loans and the issuance of letters of credit in an aggregate amount up to $100,000, are guaranteed by the Company and its wholly-owned domestic subsidiaries, other than ACL Capital Corp. (which was formed in connection with the transaction), any Accounts Receivable Subsidiary (as defined in the Indentures with respect to such debt) and certain subsidiaries of ACL without substantial assets or operations (collectively the "Guarantor Subsidiaries"). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Guarantor Subsidiaries are not presented because management has determined that they would not be material to investors. The following supplemental financial information sets forth on a combined basis, combining statements of financial position, statements of earnings and statements of cash flows for the Parent, Guarantor Subsidiaries, non-guarantor subsidiaries and for the Company as of December 28, 2001 and December 29, 2000 and for the fiscal years ended December 28, 2001, December 29, 2000 and December 31, 1999.

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     COMBINING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 28, 2001

                                                   GUARANTOR        OTHER                      COMBINED
                                        PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    TOTALS
                                       --------   ------------   ------------   ------------   --------
                                                            (DOLLARS IN THOUSANDS)
OPERATING REVENUE
  Revenue............................        --     $701,081       $28,611        $    --      $729,692
  Revenue from related parties.......        --       47,757        11,052             --        58,809
                                       --------     --------       -------        -------      --------
                                             --      748,838        39,663             --       788,501
OPERATING EXPENSE
  Materials, Supplies and Other......        --      319,093        22,513             --       341,606
  Rent...............................        --       55,191         1,520             --        56,711
  Labor and Fringe Benefits..........        --      161,606         4,435             --       166,041
  Fuel...............................        --       92,991           569             --        93,560
  Depreciation and Amortization......        --       50,364         5,133             --        55,497
  Gain on Property Dispositions,
     Net.............................        --      (16,498)           --             --       (16,498)
  Taxes, Other Than Income Taxes.....        --       26,166            57             --        26,223
                                       --------     --------       -------        -------      --------
                                             --      688,913        34,227             --       723,140
                                       --------     --------       -------        -------      --------
OPERATING INCOME.....................        --       59,925         5,436             --        65,361

OTHER EXPENSE (INCOME)
  Interest Expense...................        --       70,932            --             --        70,932
  Interest Expense,
     Affiliate -- Net................        --           --         6,364         (6,364)           --
  Equity in Net Loss of
     Subsidiaries....................     3,703           --            --         (3,703)           --
  Other, Net.........................        --       (8,328)        1,373          6,364          (591)
                                       --------     --------       -------        -------      --------
                                          3,703       62,604         7,737         (3,703)       70,341
                                       --------     --------       -------        -------      --------
LOSS BEFORE INCOME TAXES,
  EXTRAORDINARY ITEM AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE........    (3,703)      (2,679)       (2,301)         3,703        (4,980)
INCOME TAXES.........................        --          (21)          139             --           118
                                       --------     --------       -------        -------      --------
LOSS BEFORE EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE.............................    (3,703)      (2,658)       (2,440)         3,703        (5,098)
EXTRAORDINARY ITEM -- GAIN ON EARLY
  EXTINGUISHMENT OF DEBT.............        --        1,885            --             --         1,885
CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE.............................        --         (490)           --             --          (490)
                                       --------     --------       -------        -------      --------
NET LOSS.............................    (3,703)      (1,263)       (2,440)         3,703        (3,703)
  Preferred Members' Interest
     Accretion.......................   (30,899)          --            --             --       (30,899)
                                       --------     --------       -------        -------      --------
  Net Loss Applicable to Common
     Members' Interest...............  $(34,602)    $ (1,263)      $(2,440)       $ 3,703      $(34,602)
                                       ========     ========       =======        =======      ========

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     COMBINING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 29, 2000

                                                       GUARANTOR        OTHER                      COMBINED
                                            PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    TOTALS
                                           --------   ------------   ------------   ------------   --------
                                                                (DOLLARS IN THOUSANDS)
OPERATING REVENUE
  Revenue................................  $     --     $733,870       $37,879        $    --      $771,749
  Revenue from related parties...........        --           --         2,089             --         2,089
                                           --------     --------       -------        -------      --------
                                                 --      733,870        39,968             --       773,838

OPERATING EXPENSE
  Materials, Supplies and Other..........        --      315,275        19,597             --       334,872
  Rent...................................        --       48,033         1,430             --        49,463
  Labor and Fringe Benefits..............        --      155,903         7,348             --       163,251
  Fuel...................................        --       85,159         2,935             --        88,094
  Depreciation and Amortization..........        --       49,104         6,910             --        56,014
  Gain on Property Dispositions, Net.....        --       (1,686)           --             --        (1,686)
  Taxes, Other Than Income Taxes.........        --       26,425         1,097             --        27,522
                                           --------     --------       -------        -------      --------
                                                 --      678,213        39,317             --       717,530
                                           --------     --------       -------        -------      --------
OPERATING INCOME (LOSS)..................        --       55,657           651             --        56,308

OTHER EXPENSE (INCOME)
  Interest Expense.......................        --       70,813            --             --        70,813
  Interest Expense, Affiliate -- Net.....        --           --         6,029         (6,029)           --
  Equity in Net Loss of Subsidiaries.....     9,134           --            --         (9,134)           --
  Other, Net.............................        --       (4,745)         (234)         6,029         1,050
  Gain on Sale of Watercom...............        --      (11,418)           --             --       (11,418)
                                           --------     --------       -------        -------      --------
                                              9,134       54,650         5,795         (9,134)       60,445
EARNINGS (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM.....................    (9,134)       1,007        (5,144)         9,134        (4,137)
INCOME TAXES.............................        --          176         4,087             --         4,263
                                           --------     --------       -------        -------      --------
EARNINGS (LOSS) BEFORE EXTRAORDINARY
  ITEM...................................    (9,134)         831        (9,231)         9,134        (8,400)
EXTRAORDINARY ITEM -- LOSS ON EARLY
  EXTINGUISHMENT OF DEBT.................        --         (734)           --             --          (734)
                                           --------     --------       -------        -------      --------
NET EARNINGS (LOSS)......................    (9,134)          97        (9,231)         9,134        (9,134)
  Preferred Members' Interest
     Accretion...........................   (27,832)                        --             --       (27,832)
                                           --------     --------       -------        -------      --------
  Net Loss Applicable to Common Members'
     Interest............................  $(36,966)    $     97       $(9,231)       $ 9,134      $(36,966)
                                           ========     ========       =======        =======      ========

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     COMBINING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999

                                                      GUARANTOR        OTHER                      COMBINED
                                          PARENT     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    TOTALS
                                         ---------   ------------   ------------   ------------   --------
                                                              (DOLLARS IN THOUSANDS)
OPERATING REVENUE......................  $      --     $699,072       $40,064        $    --      $739,136
OPERATING EXPENSE
  Materials, Supplies and Other........         --      287,980        18,783             --       306,763
  Rent.................................         --       41,232         2,746             --        43,978
  Labor and Fringe Benefits............         --      172,728         9,497             --       182,225
  Fuel.................................         --       50,782         2,525             --        53,307
  Depreciation and Amortization........         --       45,066         6,156             --        51,222
  Loss on Property Dispositions, Net...         --          384            --             --           384
  Taxes, Other Than Income Taxes.......         --       25,910           755             --        26,665
                                         ---------     --------       -------        -------      --------
                                                --      624,082        40,462             --       664,544
                                         ---------     --------       -------        -------      --------
OPERATING INCOME (LOSS)................         --       74,990          (398)            --        74,592
OTHER EXPENSE (INCOME)
  Interest Expense.....................         --       71,275            --             --        71,275
  Interest Expense, Affiliate -- Net...         --           --         4,861         (4,861)           --
  Equity in Net Earnings of
     Subsidiaries......................     (2,970)          --            --          2,970            --
  Other, Net...........................         --       (7,005)         (904)         4,861        (3,048)
                                         ---------     --------       -------        -------      --------
                                            (2,970)      64,270         3,957          2,970        68,227
EARNINGS (LOSS) BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE...............................      2,970       10,720        (4,355)        (2,970)        6,365
INCOME TAXES...........................         --          694           964             --         1,658
                                         ---------     --------       -------        -------      --------
EARNINGS (LOSS) BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE..........      2,970      10,026        (5,319)         (2,970)        4,707
CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE...............................         --       (1,737)           --             --        (1,737)
                                         ---------     --------       -------        -------      --------
NET EARNINGS (LOSS)....................      2,970        8,289        (5,319)        (2,970)        2,970
  Preferred Members' Interest
     Accretion.........................    (25,069)          --            --             --       (25,069)
                                         ---------     --------       -------        -------      --------
  Net Loss Applicable to Common
     Members' Interest.................  $ (22,099)    $  8,289       $(5,319)       $(2,970)     $(22,099)
                                         =========     ========       =======        =======      ========

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     COMBINING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 28, 2001

                                                   GUARANTOR        OTHER                      COMBINED
                                       PARENT     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    TOTALS
                                      ---------   ------------   ------------   ------------   --------
                                                           (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
  Net Loss..........................         --     $ (1,263)      $ (2,440)      $    --      $ (3,703)
  Adjustments to Reconcile Net Loss
     to Net Cash Provided by (Used
     in) Operating Activities:
     Depreciation and
       Amortization.................         --       54,777          5,133            --        59,910
     Gain on Property
       Dispositions.................         --      (16,498)            --            --       (16,498)
     Other Operating Activities.....         --       (6,753)         2,901            --        (3,852)
     Changes in Operating Assets and
       Liabilities:
       Accounts Receivable..........         --        6,349        (32,340)       13,981       (12,010)
       Materials and Supplies.......         --       (1,119)          (265)           --        (1,384)
       Accrued Interest.............         --          413             --            --           413
       Other Current Assets.........         --      (14,648)         9,650            --        (4,998)
       Other Current Liabilities....         --      (11,859)        18,569            --         6,710
                                      ---------     --------       --------       -------      --------
       Net Cash Provided by
          Operating Activities......         --        9,399          1,208        13,981        24,588
INVESTING ACTIVITIES
  Property Additions................         --      (13,165)        (6,607)           --       (19,772)
  Investment in Vessel Leasing
     LLC............................         --       (6,808)            --            --        (6,808)
  Proceeds from Property
     Dispositions...................         --       23,918             --            --        23,918
  Proceeds from Sale of Terminals...         --        7,818             --            --         7,818
  Proceeds from Property
     Condemnation...................         --        2,730             --            --         2,730
  Other Investing Activities........         --       (9,055)         1,846         2,615        (4,594)
                                      ---------     --------       --------       -------      --------
       Net Cash Provided by (Used
          in) Investing
          Activities................         --        5,438         (4,761)        2,615         3,292
FINANCING ACTIVITIES
  Short-Term Borrowings.............         --       17,250             --            --        17,250
  Long-Term Debt Repaid.............         --      (47,937)            --            --       (47,937)
  Borrowing from Affiliates.........         --          567           (567)           --
  Affiliate Debt Repaid.............         --         (567)           567            --
  Outstanding Checks Net of
     Deposits.......................         --       (6,670)            --            --        (6,670)
  Debt Costs........................         --       (3,463)            --            --        (3,463)
  Cash Dividends Paid...............         --       (1,000)         1,000            --
  Other Financing...................         --          625          3,615        (3,615)          625
                                      ---------     --------       --------       -------      --------
       Net Cash (Used in) Provided
          by Financing Activities...         --      (40,195)         2,615        (2,615)      (40,195)
Net Decrease in Cash and Cash
  Equivalents.......................         --      (25,358)          (938)       13,981       (12,315)
Cash and Cash Equivalents at
  Beginning of Period...............         --       57,289          2,279            --        59,568
                                      ---------     --------       --------       -------      --------
       Cash and Cash Equivalents at
          End of Period.............         --     $ 31,931       $  1,341       $13,981      $ 47,253
                                      =========     ========       ========       =======      ========

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     COMBINING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 29, 2000

                                                   GUARANTOR        OTHER                      COMBINED
                                       PARENT     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    TOTALS
                                      ---------   ------------   ------------   ------------   --------
                                                           (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
  Net Earnings (Loss)...............         --     $     97       $ (9,231)      $     --     $ (9,134)
  Adjustments to Reconcile Net
     Earnings (Loss) to Net Cash
     Provided by (Used in) Operating
     Activities:
     Depreciation and
       Amortization.................         --       52,167          6,909             --       59,076
     Impairment of Barges...........         --        3,865             --             --        3,865
     Gain on Sale of Watercom.......         --      (11,418)            --             --      (11,418)
     Other Operating Activities.....         --       (4,320)        (2,260)            --       (6,580)
     Changes in Operating Assets and
       Liabilities:
       Accounts Receivable..........         --        4,925         (7,472)            --       (2,547)
       Materials and Supplies.......         --       12,469           (265)            --       12,204
       Accrued Interest.............         --       10,557             --             --       10,557
       Other Current Assets.........         --       (6,939)         3,224             --       (3,715)
       Other Current Liabilities....         --      (23,612)         2,086             --      (21,526)
                                      ---------     --------       --------       --------     --------
       Net Cash Provided by (Used
          in) Operating
          Activities................         --       37,791         (7,009)            --       30,782
INVESTING ACTIVITIES
  Property Additions................         --      (27,817)        (2,737)            --      (30,554)
  Purchase of Barging Assets........         --      (31,500)            --             --      (31,500)
  Proceeds from Property
     Dispositions...................         --        4,089             --             --        4,089
  Proceeds from Sale of Watercom....         --       13,600             --             --       13,600
  Proceeds from Sale of Restricted
     Investments....................         --       25,288             --             --       25,288
  Other Investing Activities........         --      (15,537)        (1,536)        11,958       (5,115)
                                      ---------     --------       --------       --------     --------
       Net Cash Used in Investing
          Activities................         --      (31,877)        (4,273)        11,958      (24,192)
FINANCING ACTIVITIES
  Short-Term Borrowings.............         --       66,750             --             --       66,750
  Short-Term Debt Issued............         --      (54,752)            --             --      (54,752)
  Short-Term Debt Repaid............         --           --             --             --
  Affiliate Debt Repaid.............         --           --        (12,560)        12,560           --
  Cash Dividends Paid...............         --           --         (3,160)         3,160           --
  Other Financing...................         --       10,139          1,694         (1,694)      10,139
  Borrowing from Affiliates.........         --           --             --         25,984      (25,984)
                                      ---------     --------       --------       --------     --------
       Net Cash Provided by
          Financing Activities......         --       22,137         11,958        (11,958)      22,137
Net Increase in Cash and Cash
  Equivalents.......................         --       28,051            676             --       28,727
Cash and Cash Equivalents at
  Beginning of Period...............         --       29,238          1,603             --       30,841
                                      ---------     --------       --------       --------     --------
       Cash and Cash Equivalents at
          End of Period.............         --     $ 57,289       $  2,279       $     --     $ 59,568
                                      =========     ========       ========       ========     ========

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     COMBINING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1999

                                                   GUARANTOR        OTHER                      COMBINED
                                       PARENT     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    TOTALS
                                      ---------   ------------   ------------   ------------   --------
                                                           (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
  Net Earnings (Loss)...............         --     $  8,289       $ (5,319)      $     --     $  2,970
  Adjustments to Reconcile Net
     Earnings (Loss) to Net Cash
     Provided by Operating
     Activities:
     Depreciation and
       Amortization.................         --       47,883          6,156             --       54,039
     Impairment of Barges...........         --          230             --             --          230
     Proceeds from the initial sale
       of accounts receivable.......         --       50,000             --             --       50,000
     Other Operating Activities.....         --        3,723         (2,039)            --        1,684
     Changes in Operating Assets and
       Liabilities:
       Accounts Receivable..........         --       (1,983)         7,129             --        5,146
       Materials and Supplies.......         --       (3,092)           189             --       (2,903)
       Accrued Interest.............         --      (14,834)            --             --      (14,834)
       Other Current Assets.........         --       10,890        (13,026)            --       (2,136)
       Other Current Liabilities....         --        3,934         (3,528)            --          406
                                      ---------     --------       --------       --------     --------
       Net Cash Provided by (Used
          in) Operating
          Activities................         --      105,040        (10,438)            --       94,602
INVESTING ACTIVITIES
  Property Additions................         --      (46,564)        (9,316)            --      (55,880)
  Proceeds from Property
     Dispositions...................         --        2,111             22             --        2,133
  Other Investing Activities........         --      (21,442)           279         15,754       (5,409)
                                      ---------     --------       --------       --------     --------
       Net Cash Used in Investing
          Activities................         --      (65,895)        (9,015)        15,754      (59,156)
FINANCING ACTIVITIES
  Partner Distribution..............         --         (541)            --             --         (541)
  Long-Term Debt Repaid.............         --      (53,046)          (155)           155      (53,046)
  Cash Dividends Paid...............         --           --         (6,700)         6,700           --
  Other Financing Activities........         --         (374)           189           (189)        (374)
  Borrowing from Affiliates.........         --           --         22,420        (22,420)          --
                                      ---------     --------       --------       --------     --------
       Net Cash (Used in) Provided
          by Financial Activities...         --      (53,961)        15,754        (15,754)     (53,961)
Net Decrease in Cash and Cash
  Equivalents.......................         --      (14,816)        (3,699)            --      (18,515)
Cash and Cash Equivalents at
  Beginning of Period...............         --       44,054          5,302             --       49,356
                                      ---------     --------       --------       --------     --------
       Cash and Cash Equivalents at
          End of Period.............         --     $ 29,238       $  1,603       $     --     $ 30,841
                                      =========     ========       ========       ========     ========

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         COMBINING STATEMENT OF FINANCIAL POSITION AT DECEMBER 28, 2001

                                                  GUARANTOR        OTHER                      COMBINED
                                      PARENT     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    TOTALS
                                     ---------   ------------   ------------   ------------   ---------
                                                           (DOLLARS IN THOUSANDS)
                                                ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents........         --    $  45,912       $  1,341      $      --     $  47,253
  Accounts Receivable -- Net.......         --       25,612         29,752        (13,981)       41,383
  Accounts Receivable -- Related
     Parties.......................         --           --         13,402             --        13,402
  Materials and Supplies...........         --       30,180          1,155             --        31,335
  Other Current Assets.............         --       41,069        (11,436)            --        29,633
                                     ---------    ---------       --------      ---------     ---------
          Total Current Assets.....         --      142,773         34,214        (13,981)      163,006
PROPERTIES -- NET..................         --      422,877         41,256             --       464,133
PENSION ASSET......................         --       26,067             --             --        26,067
OTHER ASSETS.......................   (142,943)     153,227         52,702         41,744       104,730
                                     ---------    ---------       --------      ---------     ---------
          Total Assets.............  $(142,943)   $ 744,944       $128,172      $  27,763     $ 757,936
                                     =========    =========       ========      =========     =========
                                              LIABILITIES
CURRENT LIABILITIES
  Accounts Payable.................         --    $  28,094       $  1,643      $      --     $  29,737
  Accrued Payroll and Fringe
     Benefits......................         --       17,206             --             --        17,206
  Deferred Revenue.................         --       11,890             --             --        11,890
  Accrued Claims and Insurance
     Premiums......................         --       24,200             --             --        24,200
  Accrued Interest.................         --       18,659             --             --        18,659
  Short-term Debt..................         --       84,000             --             --        84,000
  Current Portion of Long-Term
     Debt..........................         --      608,519             --             --       608,519
  Other Current Liabilities........         --       40,249         15,804        (13,981)       42,072
  Other Current
     Liabilities -- Related
     Parties.......................         --           --          8,397             --         8,397
                                     ---------    ---------       --------      ---------     ---------
          Total Current
            Liabilities............         --      832,817         25,844        (13,981)      844,680
LONG-TERM NOTE PAYABLE TO
  AFFILIATE........................         --           --         86,700        (86,700)           --
LONG-TERM DEBT.....................         --           --             --             --            --
PENSION LIABILITY..................         --       18,907             --             --        18,907
OTHER LONG-TERM LIABILITIES........         --       36,163          1,129             --        37,292
                                     ---------    ---------       --------      ---------     ---------
          Total Liabilities........         --      887,887        113,673       (100,681)      900,879
                                     ---------    ---------       --------      ---------     ---------
  Preferred Members' Interest;
     Mandatory Redemption Value of
     $1,037,230....................    311,292           --             --             --       311,292
                                     ---------    ---------       --------      ---------     ---------
                                           MEMBERS' DEFICIT
Common Members' Interest...........      4,463      220,074             --       (220,074)        4,463
Other Capital......................     70,899      166,580         57,374       (223,954)       70,899
Retained Deficit...................   (527,740)    (527,740)       (42,875)       570,615      (527,740)
Accumulated Other Comprehensive
  Loss.............................     (1,857)      (1,857)            --          1,857        (1,857)
                                     ---------    ---------       --------      ---------     ---------
       Total Members' Deficit......   (454,235)    (142,943)        14,499        128,444      (454,235)
                                     ---------    ---------       --------      ---------     ---------
       Total Liabilities, Preferred
          Members' Interest and
          Members' Deficit.........  $(142,943)   $ 744,944       $128,172      $  27,763     $ 757,936
                                     =========    =========       ========      =========     =========

            AMERICAN COMMERCIAL LINES HOLDINGS LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         COMBINING STATEMENT OF FINANCIAL POSITION AT DECEMBER 29, 2000

                                                      GUARANTOR        OTHER                      COMBINED
                                          PARENT     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    TOTALS
                                         ---------   ------------   ------------   ------------   ---------
                                                               (DOLLARS IN THOUSANDS)
                                                  ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents............  $      --    $  57,288       $  2,280      $      --     $  59,568
  Accounts Receivable -- Net...........         --       32,608          8,109             --        40,717
  Accounts Receivable -- Related
     Parties...........................         --           --          2,111             --         2,111
  Materials and Supplies...............         --       28,883            890             --        29,773
  Other Current Assets.................         --       24,823         (1,163)            --        23,660
                                         ---------    ---------       --------      ---------     ---------
          Total Current Assets.........         --      143,602         12,227             --       155,829
PROPERTIES -- NET......................         --      469,714         39,729             --       509,443
PENSION ASSET..........................         --       24,512             --             --        24,512
OTHER ASSETS...........................   (139,659)     141,534         51,128         44,751        97,754
                                         ---------    ---------       --------      ---------     ---------
          Total Assets.................  $(139,659)   $ 779,362       $103,084      $  44,751     $ 787,538
                                         =========    =========       ========      =========     =========
                                                LIABILITIES
CURRENT LIABILITIES
  Accounts Payable.....................  $      --    $  28,536       $  1,194      $      --     $  29,730
  Accrued Payroll and Fringe
     Benefits..........................         --       14,003             --             --        14,003
  Deferred Revenue.....................         --       12,011             --             --        12,011
  Accrued Claims and Insurance
     Premiums..........................         --       21,047             --             --        21,047
  Accrued Interest.....................         --       18,246             --             --        18,246
  Short-term Debt......................         --       66,750             --             --        66,750
  Current Portion of Long-Term Debt....         --       44,579             --             --        44,579
  Other Current Liabilities............         --       50,918          4,442             --        55,360
  Other Current Liabilities -- Related
     Parties...........................         --           --          1,457             --         1,457
                                         ---------    ---------       --------      ---------     ---------
          Total Current Liabilities....         --      256,090          7,093             --       263,183
LONG-TERM NOTE PAYABLE TO AFFILIATE....         --           --         86,700        (86,700)           --
LONG-TERM DEBT.........................         --      613,476             --             --       613,476
PENSION LIABILITY......................         --       21,389             --             --        21,389
OTHER LONG-TERM LIABILITIES............         --       28,066          1,083             --        29,149
                                         ---------    ---------       --------      ---------     ---------
          Total Liabilities............         --      919,021         94,876        (86,700)      927,197
                                         ---------    ---------       --------      ---------     ---------
Preferred Members' Interest; Mandatory
  Redemption Value of $1,037,230.......    280,393           --             --             --       280,393

                                             MEMBERS' DEFICIT
Common Members' Interest...............      4,463      220,074             --       (220,074)        4,463
Other Capital..........................     99,017      163,799         46,820       (210,619)       99,017
Retained Deficit.......................   (523,048)    (523,048)       (38,612)       561,660      (523,048)
Accumulated Other Comprehensive Loss...       (484)        (484)            --            484          (484)
                                         ---------    ---------       --------      ---------     ---------
          Total Members' Deficit.......   (420,052)    (139,659)         8,208        131,451      (420,052)
                                         ---------    ---------       --------      ---------     ---------
          Total Liabilities, Preferred
            Members' Interest and
            Members' Deficit...........  $(139,659)   $ 779,362       $103,084      $  44,751     $ 787,538
                                         =========    =========       ========      =========     =========